Exhibit 99.1

LookSmart Reports First Quarter Revenues of $27.8 Million; Raises Full Year Guidance

SAN FRANCISCO, Calif., April 29, 2004 — LookSmart (Nasdaq: LOOK; ASX: LOK), a leader in Internet search, today announced financial results for the quarter ended March 31, 2004. In a separate release today, LookSmart also announced the acquisition of the business and assets of Net Nanny™, a privately held leader in the consumer online filtering sector.

“LookSmart’s focus on providing high performance traffic at a reasonable price is proving to be popular with advertisers and distribution partners, resulting in first quarter results ahead of our expectations,” said Damian Smith, LookSmart’s chief executive officer. “Our core ongoing business, which excludes our international operations and contributions from MSN, grew over 30% sequentially. With our focused cost reductions substantially complete, healthy growth in our distribution network and contributions from new initiatives such as our acquisition of Net Nanny, we are pleased to significantly increase our guidance for the year. Our increased full year guidance, which reflects greatly reduced revenue from MSN as compared to the first quarter, suggests strong growth within our ongoing distribution network as we continue to add and leverage new sources of high performance search traffic.”

LookSmart reported first quarter 2004 revenue of $27.8 million, ahead of its prior guidance of $21 million to $23 million. This includes revenue from MSN domestically of $8 million and international revenue of $4 million. First quarter revenue compares to $33.4 million in the first quarter of 2003, which included domestic revenue from MSN of $22 million and international revenue of $2 million; and $44.1 million in the preceding quarter, which included domestic revenue from MSN of $25 million and international revenue of $6 million.

As of March 31, 2004, total cash and short-term investments were $71.6 million, an increase of $1.6 million from the end of the previous quarter.

GAAP net loss for first quarter 2004 was $7.1 million, or $0.07 per share, which includes reductions in net income of $3.8 million related to restructuring charges and $27,000 due to stock compensation from variable stock options. This compares to net income in the first quarter 2003 of $1.1 million, or $0.01 per share, which included a net gain of $0.2 million related to the purchase of the BT LookSmart joint venture entities and a $0.9 million charge due to variable accounting for repriced stock options.

LookSmart’s adjusted net loss, which excludes $27,000 of stock compensation from variable stock options and includes a restructuring charge of $3.8 million, was $7.1 million, or $0.07 per diluted share for the quarter, ahead of the Company’s guidance for a net loss of $10 million to $12 million including restructuring charges of approximately $4 million to $5 million. This compares to adjusted net income of $2.0 million, or $0.02 per diluted share in the year-ago period, which excludes $0.9 million of stock compensation from variable stock options.

Adjusted net income/loss is not in accordance with, or an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. The Company has provided a clear reconciliation between GAAP net income/loss and adjusted net income/loss and has presented the information previously reported together with the financial statements attached to this earnings release. The Company does not provide all of its guidance on a GAAP basis because information relating to the variable accounting for repriced stock options is not accessible on a forward-looking basis and its probable significance is not determinable.

Financial Outlook

For the second quarter ending June 30, 2004, total revenue is expected to be $18 million to $20 million, including approximately $1 million from domestic MSN and $2 million from international operations. In the second and third quarters of 2004,we expect to report results from international operations as discontinued operations. Adjusted net loss for the second quarter is expected to be in the range of $6 million to $7 million, which includes approximately $1 million in restructuring charges.

LookSmart is increasing its full-year guidance and now expects total revenue to be in the range of $76 million to $81 million, including domestic revenue from MSN of approximately $9 million and revenue from discontinuing international operations of approximately $6 million. This compares to previous revenue guidance of a range of $45 million to $50 million.

Adjusted net loss for 2004 is expected to be $20 million to $22 million, which includes restructuring charges of approximately $5 million. This compares to previous adjusted net loss guidance of $26 million to $30 million, including restructuring charges of $5 million to $8 million.

The Company anticipates negative cash flow over the next several quarters reflecting use of cash for working capital, restructuring and investments, but expects to report a cash position of approximately $60 million at June 30, 2004, and a strong cash position throughout 2004.

Use of Non-GAAP Financial Information

Management believes that Adjusted Net Income/Loss is an appropriate measure of evaluating our operating performance because by excluding the impact of variable stock compensation, which we believe is not indicative of our core operating results, the users of the financial statements are provided with a valuable insight into our operating results. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, cash flow from operations, net income, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET (9:00 a.m. Australian ET, April 30, 2004) to discuss its financial results. To listen to the call from the U.S., dial 1-800-218-0204; from Australia, dial

1-800-730-220. The call will also be available live by webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/.

About LookSmart

LookSmart is a leader in commercial search services and a developer of innovative web search solutions. The Company provides consumers with highly relevant search results through a distribution network that includes LookSmart.com and other top portals and ISPs, while delivering targeted sales leads to online businesses. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our projected revenues, losses, Adjusted Net Loss, restructuring implementation and costs, projected carry over from our former distribution partnerships, revenues from international operations, cash flow, other financial results, maintenance and growth of our distribution network, projected traffic growth, quality of traffic, acceptance of pricing models by advertisers, cost reductions, contributions from the Net Nanny business, industry projections or other characterizations of future events or circumstances. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in search product development, that we may fail to reduce headcount as projected, that we may incur unexpected costs in our restructuring or in the wind down of our international operations, that potential distribution partners may opt to work with our competitors because our competitors offer different products or distribution, that our competitors may offer products at prices more favorable than we are able to offer, that we may fail to integrate the Net Nanny business and technology into our existing business in a timely or cost-effective manner, that the Net Nanny business may fail to provide significant gains in proprietary traffic, that changes in the distribution network composition may lead to decreases in traffic, that changes in the distribution network may lead to lesser quality traffic, that MSN may cease distributing our listings earlier or more rapidly than anticipated, that our customers or distribution partners may decide to modify or terminate their relationships with us because of decreased traffic quality or other reasons, that we may fail to achieve our customer growth rate and paid click projections because of unexpected changes in customer or user behavior or changes in our distribution network, that we will not restructure our business in a timely or cost-effective manner, or that we may have unexpected increases in other costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

“LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contacts:

Alex Wellins or Jennifer Jarman

The Blueshirt Group

415-217-7722

alex@blueshirtgroup.com;

jennifer@blueshirtgroup.com

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenues:
Listings	$27,565	$29,433
Licensing	195	3,969

Total revenues	27,760	33,402
Cost of revenues	16,233	17,832

Gross profit	11,527	15,570

Operating expenses:
Sales and marketing	3,248	4,172
Product development	7,804	7,182
General and administrative	3,716	3,054
Restructuring costs	3,779	—

Total operating expenses	18,547	14,408

Income (loss) from operations	(7,020)	1,162
Non-operating expenses	(105)	(107)

Income (loss) from continuing operations before income taxes	(7,125)	1,055
Income taxes & minority interest, net	—	(116)

Income (loss) from continuing operations	(7,125)	939
Extraordinary gain from dissolution of BTLS Joint Venture	—	202
Net income (loss)	$(7,125)	$1,141

Net income (loss) per common share:
Basic net income (loss) per share
Income (loss) from continuing operations	$(0.07)	$0.01
Extraordinary gain	$—	$0.00
Net income (loss)	$(0.07)	$0.01
Fully diluted net income (loss) per share
Income (loss) from continuing operations	$(0.07)	$0.01
Extraordinary gain	$—	$0.00
Net income (loss)	$(0.07)	$0.01
Weighted average shares outstanding - basic	108,203	100,374
Weighted average shares outstanding - fully diluted	108,203	109,314

LOOKSMART, LTD.

GAAP NET INCOME TO ADJUSTED NET INCOME RECONCILIATION

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
GAAP to Adjusted Net Income (Loss) Reconciliation:
GAAP Net income (loss)	$(7,125)	$1,141
Stock compensation related to variable options	27	892

Adjusted net income (loss)	$(7,098)	$2,033

Adjusted net income (loss) per share - basic	$(0.07)	$0.02
Adjusted net income (loss) per share - diluted	$(0.07)	$0.02
Weighted average shares outstanding - basic	108,203	100,374
Weighted average shares outstanding - diluted	108,203	109,314
Stock compensation related to variable options:
Cost of revenue	$1	$1
Sales and marketing	6	261
Product development	20	520
General and administrative	—	110

Total stock compensation related to variable options	$27	$892

LOOKSMART, LTD

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Cash	$37,496	$63,866
Short-term investments	34,083	6,068

Total cash and short-term investments	71,579	69,934
Accounts receivable, net	11,698	22,265
Other current assets	1,976	2,680

Total Current Assets	85,253	94,879

Property, plant and equipment, net	8,177	8,444
Goodwill and intangibles, net	16,306	16,645
Other assets	5,932	6,124

Total Assets	$115,668	$126,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$187	$101
Accounts payable	5,148	3,600
Deferred revenue and customer deposits	4,523	5,362
Other current liabilities	17,101	26,546

Total Current Liabilities	26,959	35,609

Long term liabilities	7,104	4,186

Total Liabilities	34,063	39,795
Total Equity	81,605	86,297

Total Liabilities and Stockholders’ Equity	$115,668	$126,092